H The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below. Overview The notes provide exposure to the S&P 500 ® Daily Risk Control 5% Excess Return Index (the “Index”). The Index attempts to provide variable notional exposure to the S&P 500 ® Total Return Index (the “Underlying Index”), while targeting an annualized volatility of 5%, subject to the deduction, on a daily basis, of the notional financing cost. The Underlying Index consists of s tocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets and is calculated on a total - return basis ( i.e. , dividends and other distributions are notionally reinvested). Summary of Terms Issuer: JPMorgan Chase Financial Company LLC Guarantor: JPMorgan Chase & Co. Minimum Denomination: $1,000 Index: S&P 500 ® Daily Risk Control 5% Excess Return Index Index Ticker: SPXT5UE Upside Participation Rate: At least 260.00%* Downside Participation Rate: 100.00% Initial Value: The closing level of the Index on the Pricing Date Final Value: The closing level of the Index on the Observation Date Absolute Index Return: The absolute value of the Index Return Index Return: (Final Value – Initial Value) / Initial Value Pricing Date: September 26, 2023 Observation Date: September 28, 2026 Maturity Date: October 1, 2026 Additional Amount: ( i ) if the Final value is greater than the Initial Value: $1,000 î Index Return î Upside Participation Rate; or (ii) if the Final Value is equal to or less than the Initial Value: $1,000 î Absolute Index Return î Downside Participation Rate Payment At Maturity: At maturity, you will receive a cash payment, for each $1,000 principal amount note, of $1,000 plus the Additional Amount, provided the Additional Amount will not be less than zero. You are entitled to repayment of principal in full at maturity, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co. CUSIP: 48134ARZ0 Preliminary Pricing Supplement: http://sp.jpmorgan.com/document/cusip/48134ARZ0 / doctype/Product_Termsheet/document.pdf Estimated Value: The estimated value of the notes, when the terms of the notes are set, will not be less than $940.00 per $1,000 principal amount note. For information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and t he credit risk of JPMorgan Chase & Co., as guarantor of the notes. * The actual Upside Participation Rate will be provided in the pricing supplement and will not be less than 260.00%. J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Hypothetical Total Returns** Final Value Index Return Total Return on the Notes 180.00 80.00% 208.00% 165.00 65.00% 169.00% 140.00 40.00% 104.00% 120.00 20.00% 52.00% 110.00 10.00% 26.00% 105.00 5.00% 13.00% 101.00 1.00% 2.60% 100.00 0.00% 0.00% 95.00 - 5.00% 5.00% 90.00 - 10.00% 10.00% 80.00 - 20.00% 20.00% 60.00 - 40.00% 40.00% 35.00 - 65.00% 65.00% 20.00 - 80.00% 80.00% 3yr Dual Directional SPXT5UE Notes North America Structured Investments ** Reflects Upside Participation Rate equal to the minimum Upside Participation Rate set forth herein, for illustrative purpo ses . The “total return” as used above is the number, expressed as a percentage, that results from comparing the payment at maturity pe r $1,000 principal amount note to $1,000. The hypothetical returns shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would b e a ssociated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would l ike ly be lower. Investing in the notes linked to the Index involves a number of risks. See “Selected Risks” on page 2 of this document, “Ris k F actors” in the prospectus supplement and the relevant product supplement and underlying supplement and “Selected Risk Considerations” in the relevant pricing supplement Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes o r p assed upon the accuracy or the adequacy of this document or the relevant product supplement or underlying supplement or the prospec tus supplement or the prospectus. Any representation to the contrary is a criminal offense. Registration Statement Nos. 333 - 270004 and 333 - 270004 - 01 Dated September 6, 2023 Rule 424(b)(3) Terms supplement to the prospectus dated April 13, 2023, the prospectus supplement dated April 13, 2023, the product suppleme nt no. 3 - I dated April 13, 2023 and the underlying supplement no. 2 - II dated April 18, 2023

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Selected Risks • The notes may not pay more than the principal amount at maturity. • The level of the Index will include the deduction of a notional financing cost. • Your maximum gain on the notes is limited if the Index Return is negative. • The Index may not be successful and may not outperform or underperform the Underlying Index. • The Index may not approximate its target volatility. • Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. • No interest payments, dividend payments or voting rights. • JPMorgan Chase & Co. is currently one of the companies that make up the Underlying Index and the Index. • The daily adjustment of the exposure of the Index to the Underlying Index may cause the Index not to reflect fully any appreciation of the Underlying Index or to magnify any depreciation of the Underlying Index. • The Index may be significantly uninvested, which will result in a portion of the Index reflecting no return. • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets. Selected Risks (continued) • The estimated value of the notes will be lower than the original issue price (price to public) of the notes. • The estimated value of the notes is determined by reference to an internal funding rate. • The estimated value of the notes does not represent future values and may differ from others’ estimates. • The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period. • Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS) intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes decline. • The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes. Additional Information Any information relating to performance contained in these materials is illustrative and no assurance is given that any indic ati ve returns, performance or results, whether historical or hypothetical, will be achieved. These terms are subject to change, and J.P. Morgan undertakes no duty to update this information. This document shall be amended, s upe rseded and replaced in its entirety by a subsequent preliminary pricing supplement and/or pricing supplement, and the documents referred to therein. In the event any inconsistency between the information pres ent ed herein and any such preliminary pricing supplement and/or pricing supplement, such preliminary pricing supplement and/or pricing supplement shall govern. Past performance, and especially hypothetical back - tested performance, is not indicative of future results. Actual performance m ay vary significantly from past performance or any hypothetical back - tested performance. This type of information has inherent limitations and you should carefully consider these limitations before placing reliance on such information. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion o f U .S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Cha se & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax - related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to the se matters. This material is not a product of J.P. Morgan Research Departments. North America Structured Investments 3yr Dual Directional SPXT5UE Notes The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable prod uct supplement and underlying supplement and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information